Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

WOODLAND HOLDINGS CORP.,

CORNERWORLD CORPORATION,

NED B. TIMMER

AND

HCC FOUNDATION

FOR

100% OF THE ISSUED AND OUTSTANDING COMMON STOCK OF WOODLAND WIRELESS SOLUTIONS, LTD.,

100% OF THE ISSUED AND OUTSTANDING MEMBERSHIP INTERESTS OF S SQUARED, L.L.C.,

100% OF THE MEMBERSHIP INTERESTS OF WEST MICHIGAN CO-LOCATION SERVICES, L.L.C.

AND

100% OF THE MEMBERSHIP INTERSETS OF T2 TV, L.L.C.

Dated February 23, 2009

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 23, 2009 by and among Woodland Holdings Corp., a Delaware corporation (“Buyer”), CornerWorld Corporation, a Nevada corporation and the sole member of Buyer (“CornerWorld”), Ned B. Timmer, an individual (“Timmer”) and HCC Foundation, a Michigan not-for-profit corporation (“HCC”; each of Timmer and HCC, a “Seller” and collectively, the “Sellers”), for the sale and purchase of an aggregate of 1,000 shares of common stock of Woodland Wireless Solutions, Ltd., a Michigan corporation (“Woodland”), 40 voting member units of S Squared, L.L.C., an Illinois limited liability company doing business in the state of Michigan as “Ranger Wireless LLC” (“Ranger”), 1,000 voting member units of West Michigan Co-Location Services, L.L.C., a Michigan limited liability company (“WMCLS”) and 1,000 voting member units of T2 TV, L.L.C., a Michigan limited liability company (“T2 TV”; each of Woodland, Ranger, WMCLS and T2 TV, a “Company” and together, the “Companies”), representing 100% of the issued and outstanding capital stock of each of Woodland, Ranger, WMCLS and T2 TV. Capitalized terms used herein are defined in Article XI and throughout this Agreement.

RECITALS

          Whereas, the Companies are in the businesses of providing a patented application to wireless communications carriers as well as marketing voice, video and data products and services to residential and commercial customers in the United States, Canada and Puerto Rico (the “Business”);

          Whereas, Timmer is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $0.01 per share, of Woodland (the “Woodland Common Stock”), all of the issued and outstanding membership interests of each of WMCLS and T2 TV (the “Membership Interests”);

          Whereas, HCC is the beneficial owner and record owner of 4% of the outstanding membership interests of Ranger (“HCC Ranger Interests”), and Woodland is the beneficial owner and record owner of the remaining 96% of the outstanding membership interests of Ranger;

          Whereas, Timmer desires to sell to Buyer all of the Woodland Common Stock, all of the Membership Interests (collectively, the “Timmer Shares” and together with the HCC Ranger Interests, the “Shares”) and HCC desires to sell to Buyer all of the HCC Ranger Interests, and Buyer wishes to purchase from the Sellers the Shares, upon the terms and subject to the conditions of this Agreement;

          Whereas, simultaneously with the execution of this Agreement, (i) Buyer and Timmer are entering into that certain Unit Purchase Agreement, dated the date hereof (the “Unit Purchase Agreement”) pursuant to which Timmer will sell to Buyer and Buyer will purchase all of the outstanding voting member units of each of Phone Services and More, L.L.C., a Michigan limited liability company doing business as Visitatel (“Visitatel”), and T2 Communications, L.L.C., a Michigan limited liability company (“T2 Communications”), (ii) Buyer and Timmer are entering into that certain Earn-Out Agreement, dated the date hereof (the “Earn-Out Agreement”) pursuant to which Timmer will be entitled to certain cash payments based on the performance of the Business following the Closing, subject to the terms and conditions of such agreement, and (iii) Woodland and Timmer are entering into that certain Employment Agreement, dated the date hereof (the “Employment Agreement”) pursuant to which Timmer will provide Woodland with, among other things, certain services relating to the Business and Timmer will be entitled to share in the Buyer’s profits, subject to the terms and conditions of such agreement, each of which shall come into effect at Closing.

TERMS OF AGREEMENT

          In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

ACQUISITION

          1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell to Buyer, and Buyer shall purchase from the Sellers, all of the Shares.

          1.2 Purchase Price.

                    (a) In consideration of the aforesaid sale, assignment, transfer and delivery of the Shares,

(i) Buyer shall pay or cause to be paid to Timmer, an amount, in cash, equal to One Million Five Hundred Seventy-Five Thousand Dollars ($1,575,000) (the “Timmer Cash Purchase Price”), it being understood that at the direction of Timmer, which is confirmed by Timmer’s execution of this Agreement, the Lazor Fee (as defined herein) shall be deducted from the Timmer Cash Purchase Price and paid directly to Peter Lazor at Closing in accordance with Section 8.8 hereto;

(ii) Buyer shall pay or cause to be paid to HCC an amount, in cash, equal to Three Hundred Twenty-Five Thousand Dollars ($325,000) (the “HCC Cash Purchase Price”, and together with the Timmer Cash Purchase Price, the “Cash Purchase Price”);

(iii) Buyer and Cornerworld shall issue and deliver to Timmer a secured debenture in the principal amount of Three Million One Hundred Thousand Dollars ($3,100,000) which shall bear interest at the rate of twelve percent (12%) per year and shall be substantially in the form attached hereto as Exhibit A (together with all exhibits and schedules thereto, the “Debenture”);

(iv) Buyer shall issue and deliver to Timmer a secured promissory note in the principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000) which shall bear interest at the rate of twelve percent (12%) per year and shall be substantially in the form attached hereto as Exhibit B (the “Timmer Purchase Money Note”);

(v) in the amounts and at such times as are set forth in the Earn-Out Agreement, Buyer shall pay to Timmer all amounts (collectively, the “Earn-Out Payment”) required to be paid pursuant to the terms of the Earn-Out Agreement;

(vi) Buyer shall cause to be issued and delivered to Timmer 2,100,000 shares (the “Timmer Consideration Shares”) of common stock, par value $0.001 per share, of CornerWorld (“CornerWorld Common Stock”);

(vii) Buyer shall cause to be issued and delivered to HCC 400,000 shares (the “HCC Consideration Shares”, and together with the Timmer Consideration Shares, the “Consideration Shares”) of CornerWorld Common Stock;

(viii) Buyer shall cause to be issued and delivered to Timmer a warrant to purchase 31,450,000 shares of CornerWorld Common Stock for an exercise price of $100 in the form attached hereto as Exhibit C (the “Timmer 31,450,000 Warrant”), which the parties have agreed to value at $386,750 for purpose hereof.

(ix) Buyer shall cause to be issued and delivered to Timmer a warrant to purchase 2,750,000 shares of CornerWorld Common Stock at an exercise price of $0.50 per share in the form attached hereto as Exhibit D-1 (the “Timmer 2,750,000 Warrant”).

                    (b) Cash Purchase Price. The Timmer Cash Purchase Price and the HCC Cash Purchase Price shall be paid by Buyer to Timmer and HCC, respectively, by wire transfer of immediately available funds to the accounts designated by such Seller on Schedule I hereto. The Cash Purchase Price may be adjusted as provided for in Section 1.3. The parties shall within sixty (60) days following Closing, agree on an allocation of the Purchase Price to each of the Sellers, in a form consistent with Schedule II attached hereto. The parties agree that the Cash Purchase Price paid to each Seller shall be allocated first to the acquisition of cash, accounts receivable and inventory deemed to have been acquired from such Seller pursuant to the 338(h)(10) election.

                    (c) Withholding. Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to the Sellers such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under any federal, state, local, or foreign statute or law relating to Taxes; provided, however, that Buyer shall not be entitled to deduct and withhold amounts with respect to any payment made to a Seller that has timely furnished the Buyer with properly completed and executed documentation prescribed by applicable federal, state, local, or foreign statute or law that permits Buyer to make such payment without withholding of Tax. To the extent that amounts are so withheld by Buyer, such withheld amounts shall nonetheless be treated for all purposes of this Agreement as having been paid to the Sellers, in respect of which such deduction and withholding was made by Buyer. Buyer shall provide the Sellers with written evidence of actual payment of all such Taxes promptly after any deduction or withholding is made.

          1.3 Working Capital Adjustment.

                    (a) Estimated Working Capital. Schedule 1.3(a) hereto sets forth the Companies’ good faith estimate, prepared in accordance with GAAP, and otherwise on a basis consistent with the Companies’ Unaudited Balance Sheet, of the likely Closing Working Capital on the Closing Date (the “Estimated Working Capital”), and the basis of the calculation thereof.

                    (b) Buyer’s Delivery of Post-Closing Statement. Buyer shall, as soon as practicable but in any event within sixty (60) days after the Closing Date, prepare and deliver to the Sellers a statement of its determination of Closing Working Capital (the “Post-Closing Statement”), setting forth in reasonable detail the basis for such determination. The Closing Working Capital calculation included in the Post-Closing Statement shall be prepared in accordance with GAAP and the Companies’ past practice and on a basis consistent with Companies’ Unaudited Balance Sheet. Buyer shall provide Sellers with such back-up or supporting data relating to the preparation of the Post-Closing Statement and the calculation of Closing Working Capital as of the Closing Date reflected thereon as Sellers may reasonably request.

                    (c) Acceptance Period; Delivery of Dispute Notice. Sellers shall, within the thirty (30) day period (the “Acceptance Period”) following receipt of the Post-Closing Statement, notify Buyer of its acceptance or non-acceptance of the Post-Closing Statement and the calculation of Closing Working Capital as of the Closing Date reflected thereon. If no such notice is delivered to Buyer by Sellers within the Acceptance Period, the Post-Closing Statement and the calculation of Closing Working Capital as of the Closing Date reflected thereon shall be deemed to have been accepted by Sellers and shall be binding upon all of the parties to this Agreement for all purposes of this Agreement. If Sellers give notice (a “Dispute Notice”) to Buyer within the Acceptance Period that Sellers do not agree with the calculation of the Closing Working Capital as of the Closing Date reflected in the Post-Closing Statement, Sellers shall describe in such Dispute Notice in reasonable detail the basis for its disagreement (such disagreement, a “Dispute Item”). Buyer and Sellers shall endeavor in good faith to resolve all such disagreements within the thirty (30) day period (the “Negotiating Period”) following the delivery by Sellers of such Dispute Notice.

                    (d) Determination of Disputes by Neutral Accounting Firm. If Buyer and Sellers are unable to resolve any Dispute Item within the Negotiating Period, the dispute shall be promptly referred to an independent accounting or valuation firm as is mutually acceptable to Buyer and Sellers (the “Neutral Accounting Firm”). The Neutral Accounting Firm shall be instructed to resolve all outstanding Dispute Items relating to the Post-Closing Statement and the calculation of the Closing Working Capital as of the Closing Date. The parties shall instruct the Neutral Accounting Firm to render its determination within thirty (30) days of the referral of such Dispute Items thereto, and the determination of the Neutral Accounting Firm shall be final and binding upon all parties to this Agreement for all purposes of this Agreement. The fees and expenses of the Neutral Accounting Firm shall be borne equally by Buyer and the Sellers.

                    (e) Final Adjustment for Closing Working Capital. Promptly following the final resolution of all Dispute Items, if any, relating to the Post-Closing Statement calculations and amounts reflected thereon in accordance with this Section 1.3, but in no event more than five (5) business days thereafter:

(i) if the finally determined actual Closing Working Capital as of the Closing Date exceeds the Estimated Working Capital, then Buyer shall pay to each of the Sellers a cash amount equal to its Pro Rata Interest of such excess amount, rounded to the nearest cent, by means of a wire transfer of immediately available funds to the account directed by such Seller prior to Closing;

(ii) if the finally determined actual Closing Working Capital as of the Closing Date is equal to the Estimated Working Capital, then no payment shall be made to either the Buyer or the Sellers at such time pursuant to this Section 1.3(e); and

(iii) if the Estimated Working Capital exceeds the finally determined actual Closing Working Capital as of the Closing Date, then each Seller shall pay to Buyer a cash amount equal to its Pro Rata Interest of such excess amount, rounded to the nearest cent, by means of a wire transfer of immediately available funds to the account directed by Buyer prior to Closing.

          1.4 Closing; Delivery of Shares. The Closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036 on the date hereof or at such other time and on such date as Buyer and the Sellers may agree upon (the “Closing Date”), provided, that all of the conditions set forth in Articles VII and VIII hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith. At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and Buyer shall deliver or cause to be delivered (i) to Timmer, the Timmer Cash Purchase Price, the Timmer Purchase Money Note, the Debenture, the Timmer Consideration Shares, the Timmer 31,450,000 Warrant and the Timmer 2,750,000 Warrant and (ii) to HCC, the HCC Cash Purchase Price and the HCC Consideration Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER
AS TO THE SHARES AND THIS AGREEMENT

          As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, jointly and severally, makes the following representations and warranties to Buyer as of the date hereof:

          2.1 Authority; Enforceability. Seller has full right, power and authority to enter into, execute, deliver and perform his obligations under this Agreement and to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          2.2 No Violation. Except as set forth on Schedule 2.2, the execution and delivery of this Agreement and the other Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Seller, (ii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Seller, (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, (iv) permit any Governmental Authority to impose any restriction or limitation of any kind, character, or nature whatsoever on any of the Companies or any property or asset owned or used by any of the Companies or (v) result in the creation of any Lien on the Shares.

          2.3 Title to the Shares. Seller owns beneficially and of record, free and clear of any Lien, and has full power and authority to convey free and clear of any Lien, the Timmer Shares or the HCC Ranger Interests, as the case may be, and, upon payment for such Timmer Shares or HCC Ranger Interests at the Closing as herein provided, Seller will convey to Buyer good and valid title thereto, free and clear of any Lien.

          2.4 Litigation; Orders.There is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of Seller, threatened or contemplated, against, by or affecting Seller, the Timmer Shares or HCC Ranger Interests, as applicable, or any of Seller’s properties or assets or which questions the validity or enforceability of this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, and to the knowledge of Seller, there is no basis for any of the foregoing. There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by Seller, to which Seller is or was a party which have not been complied with in full. Seller is not subject to any outstanding judgment or order of any Governmental Authority which is reasonably likely to enjoin, restrict, restrain, prevent, prohibit, invalidate, delay, impede or otherwise adversely affect the consummation of the transactions contemplated by, and/or the performance of Seller’s obligations under, this Agreement, or to impose material damages or conditions in respect thereof.

          2.5 No Commissions. Except for the obligations of Timmer and Woodland owed to Cardinal Points, neither the Sellers nor any of their Affiliates has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

          2.6 Accuracy of Information Furnished by Seller. No representation or warranty by Seller contained in this Agreement, nor any statement or certificate furnished by Seller to Buyer or its representatives in connection herewith or pursuant hereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein not misleading. Seller has provided Buyer with true, accurate and complete copies of all documents listed or described in the various schedules attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS
WITH RESPECT TO THE COMPANIES

          As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, jointly and severally, makes the following representations and warranties to Buyer as of the date hereof:

          3.1 Corporate Status. Each of the Companies is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Each of the Companies is legally qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its properties and the conduct of its business requires such qualification. Each of the Companies has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any of the Companies.

          3.2 Subsidiaries.

                    (a) Schedule 3.2(a) sets forth the name and jurisdiction of organization of each corporation or other entity (collectively, the “Subsidiaries”) in which any of the Companies directly or indirectly owns or has the power to vote any shares of capital stock or other ownership interests having voting power to elect a majority of the directors of such corporation or other Persons performing similar functions for such entity, as the case may be. Schedule 3.2(a) also sets forth the outstanding equity or other ownership interests of each Subsidiary and the record and beneficial holders thereof. Except for the Subsidiaries, the Companies do not directly or indirectly own any interest in any other Person.

                    (b) Schedule 3.2(b) sets forth the names of the officers and directors each of the Companies.

          3.3 Capitalization.

                    (a) All of the authorized, issued and outstanding shares of capital stock or the outstanding membership interests, as the case may be, of the Companies are set forth on Schedule 3.3(a) and are owned by the Sellers as set forth on Schedule 3.3(a), free and clear of any Liens.

                    (b) All of the issued and outstanding equity securities of each Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the equity securities of each Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 3.3(c), there are no outstanding or authorized rights, notes, debentures, bonds, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require any Company to issue or sell any equity securities (or securities convertible into or exchangeable for equity securities). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to any of the Companies. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the debt or equity securities of any of the Companies. No Company is obligated to redeem or otherwise acquire any of its outstanding equity securities.

          3.4 Corporate Power and Authority. Each Company has the requisite corporate or limited liability company power, as the case may be, and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.Each Company has taken all action necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

          3.5 Enforceability. This Agreement and the other Transaction Documents have been duly executed and delivered by each Company to which it is a party and constitute the legal, valid and binding obligation of such Company enforceable against such Company in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          3.6 No Violation. Except as set forth on Schedule 3.6, the execution and delivery of this Agreement and the other Transaction Documents by each Company, the performance by each Company of its obligations hereunder and thereunder, and the consummation by each Company of the transactions contemplated hereunder and thereunder will not (i) contravene any organizational documents of such Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Companies, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against any of the Companies, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of any of the Companies, (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, or (vi) permit any Governmental Authority to impose any restriction or limitation of any kind, character, or nature whatsoever on any of the Companies or any property or asset owned or used by any Company.

          3.7 Financial Statements. Seller has delivered to Buyer (i) the unaudited balance sheet of each of Ranger, Visitatel and WMCLS and the unaudited combined balance sheet of T2 TV and T2 Communications (together, the “T2 Group”), in each case as of December 31, 2008 (collectively, the “Unaudited Balance Sheet”) (ii) the unaudited combined financial statements of Woodland, Ranger, Visitatel and WMCLS (collectively, the “Ranger Wireless Group”) for six months ended June 30, 2008 and 2007 and the unaudited combined financial statements of the T2 Group for the twelve months ended June 30, 2008, (iii) the unaudited balance sheet of each of Ranger, Visitatel, WMCLS and T2 TV as of December 31, 2007, 2006 and 2005, (iv) the unaudited combined balance sheet of the T2 Group as of June 30, 2008, (v) the unaudited internal annual income statements of each of Visitatel, WMCLS, Ranger, T2 TV and T2 Communications for the years of 2008, 2007, 2006 and 2005 ((i), (ii), (iii), (iv) and (v) collectively, the “Interim Financial Statements”) and (vi) the audited combined financial statements of the Ranger Wireless Group for the years ending December 31, 2006 and 2005, including the notes thereto, and the related consolidated statements of income and cash flows for the years then ended, accompanied by the report of the Companies’ independent accountants thereon (the “Audited Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”), copies of which are attached to Schedule 3.7 hereto. Each of the Financial Statements (including the related notes thereto) was prepared in accordance with GAAP consistently applied throughout the periods indicated and is true and correct, and each fairly presents in all material respects the consolidated financial position of the Companies as at the respective dates thereof and the consolidated results of operations and cash flows for the periods covered thereby. The books and records of the Companies fully and fairly reflect in all material respects all transactions, properties, assets and liabilities of the Companies. Except as set forth on Schedule 3.7, there are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

          3.8 Changes Since the Unaudited Balance Sheet Date. Except as set forth on Schedule 3.8, since the date of the Unaudited Balance Sheet, the Companies have operated in the ordinary course of business and none of the Companies has:

(i) issued any capital stock or other securities;

(ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities;

(iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons;

(iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practices;

(v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practices;

(vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practices;

(vii) incurred any obligations or liabilities (including any Indebtedness) or entered into any transaction or series of transactions involving in excess of Ten Thousand Dollars ($10,000) in the aggregate out of the ordinary course of business consistent with past practices, other than pursuant to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby;

(viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(ix) suffered any extraordinary losses (whether or not covered by insurance);

(x) waived, canceled, compromised or released any rights having a value in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(xi) made or adopted any change in its accounting practice or policies;

(xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practices;

(xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practices;

(xiv) entered into any employment agreement;

(xv) entered into, terminated, amended or modified any agreement involving an amount in excess of Ten Thousand Dollars ($10,000) outside the ordinary course of business;

(xvi) imposed any security interest or other Lien on any of its assets;

(xvii) delayed paying any accounts payable which are due and payable except to the extent being contested in good faith;

(xviii) made or pledged any charitable contribution in excess of Five Thousand Dollars ($5,000);

(xix) entered into any other transaction or been subject to any event which has had or is reasonably likely to have a Material Adverse Effect on the Companies, taken as a whole;

(xx) acquired any interest in any corporation, partnership or other venture;

(xxi) made any loans to any third party or employee except in the ordinary course of business consistent with past practices; or

(xxii) agreed to do or authorized any of the foregoing.

          3.9 Liabilities of the Companies; Indebtedness. Other as set forth on Schedule 3.9, none of the Companies have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Unaudited Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), and (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate.

          3.10 Litigation. Except as set forth on Schedule 3.10, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of the Sellers, threatened or contemplated, against, by or affecting the Companies, the Shares, or any of the properties or assets of any of the Companies or which questions the validity or enforceability of this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, and to the knowledge of the Sellers, there is no basis for any of the foregoing. There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by any of the Companies, to which any of the Companies is or was a party which have not been complied with in full.

          3.11 Real Estate. None of the Companies owns or has ever owned any parcels of real property.Schedule 3.11 sets forth a list of all leases, licenses or similar agreements for the use or occupancy of real property to which the Companies are a party (“Real Property Leases”) copies of which have previously been furnished to Buyer, in each case setting forth: (a) the lessor and lessee thereof and the date and term of each of such leases and (b) the street address of each property covered thereby (the “Leased Premises”). The Real Property Leases are in full force and effect and have not been amended, and none of the Companies nor, to the knowledge of the Sellers, any other party thereto, is in default or breach under any such Real Property Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default by any Company under any of such leases and, to the knowledge of the Sellers, there is no breach or anticipated breach by any other party to such leases. With respect to each of the Leased Premises: (i) the Companies, as applicable, have valid leasehold interests or other rights of use and occupancy in the Leased Premises, free and clear of any Liens on such leasehold interests or other rights of use and occupancy, or any covenants, easements or title defects known to or created by the Companies, except as do not materially adversely affect the occupancy or uses of such properties; (ii) the portions of the buildings located on the Leased Premises that are used in the business of the applicable Company are within the property setback and building lines of the respective property, are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the applicable Company’s normal business activities as conducted thereat; (iii) each of the Leased Premises has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the applicable Company’s business as presently conducted at such parcel; (iv) each of the Leased Premises is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; (v) none of the Companies has received notice of any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto and to the knowledge of the Sellers, no such proceeding is contemplated by any Governmental Authority; and (vi) none of the Companies has received notice of any special assessment which may affect any of the Leased Premises and to the knowledge of the Sellers, no such special assessment is contemplated by any Governmental Authority.

          3.12 Good Title, Adequacy and Condition of Assets. Except as set forth on Schedule 3.12, each of the Companies has and at the Closing will have, good and marketable title to all of its owned properties and assets, real and personal, tangible or intangible (the “Assets”), free and clear of any Liens or restrictions on use. Schedule 3.12 contains a true and complete list of all assets of each Company (including all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned by the Companies) with an original cost in excess of $5,000 individually (the “Material Assets”) of such Company, setting forth whether each such Material Asset is owned or leased, and, if owned, the name of the lienholder and the amount of the Lien, if any, and if leased, the name of the lessor. The Assets are sufficient to operate and conduct the Business in a manner consistent, in all material respects, with at least the same standards of quality and reliability as obtained by the Companies currently. The Assets constitute all of the tangible and intangible assets used by the Companies in the Business. No Person has any option, right of first refusal, right of first offer, preemptive right or any other right of any nature to acquire any Material Assets. The tangible assets of the Companies, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and have been maintained in accordance with all applicable specifications and warranties and normal industry practice.

          3.13 No Consents. Except as set forth on Schedule 3.13, (i) no Company is or shall be required to give any notice to, make any designation, declaration, or filing with, or obtain any consent or approval from any Person prior to, in connection with, or as a result of, the execution, delivery, or performance by such Company of this Agreement or any other document or the consummation and performance by such Company of the transactions contemplated hereby and (ii) each Company has received all permits, licenses and franchises necessary for the consummation and performance by such Company of the transactions contemplated hereby, and waivers of rights to terminate or modify in any material respect any rights or obligations of any of the Companies from any Person from whom such waiver is required under any Contract to which such Company is bound (collectively, the “Required Consents”).

          3.14 Labor and Employment Matters.Schedule 3.14 sets forth the name, address and current rate of compensation of each employee and independent contractor of each Company as of March 31, 2008, indicating such Person’s status with each Company. None of the Companies is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the knowledge of the Sellers, there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of any of the Companies into one or more collective bargaining units. There is no pending, or to the knowledge of the Sellers threatened, labor dispute, strike or work stoppage which affects or which would reasonably be expected to affect the Business or interfere with the continued operations of the Business. None of the Companies nor, to the Sellers’ knowledge, any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending, or to the knowledge of the Sellers threatened, charge or complaint against any Company by or with the National Labor Relations Board or any representative thereof. None of the Companies is aware that any key employee, agent, consultant, independent contractor or group of employees, agents, consultants, or independent contractors has any plans to terminate or change his or their employment or relationship with any of the Companies. There has been no strike, walkout or work stoppage involving any of the employees of any of the Companies during the twenty-four (24) months prior to the date hereof. Except as set forth on Schedule 3.14, none of the Companies is a party or subject to any employment agreements, noncompete agreements, agency agreements, independent contractor agreements or consulting agreements. Each Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended.

          3.15 Employee Benefit Plans.

                    (a) Schedule 3.15 contains a true and complete list of each employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employee welfare benefits plan as defined in Section 3(1) of ERISA, and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to each Company for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of such Company (the “Employee Benefit Plans”). Schedule 3.15 identifies each plan that is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA. None of the Companies has any liability with respect to any plan, arrangement or practice of the type described in this Section 3.15 other than the Employee Benefit Plans set forth on Schedule 3.15.

                    (b) None of the Companies participates currently or has ever participated in, and none of them is required currently or has ever been required to contribute to or otherwise participate in, (i) any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code, (ii) any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (iii) “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or (iv) any plan, program or arrangement subject to Title IV of ERISA.

                    (c) With respect to each Employee Benefit Plan: (i) each has been administered in compliance in all material respects with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes, other than routine claims for benefits, are pending or, to the knowledge of Sellers, threatened against any such plan, the trustee or fiduciary of any such plan, any Company or any assets of any such plan; (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the Internal Revenue Service and the Department of Labor; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (v) no “prohibited transaction,” within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred; (vi) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Unaudited Balance Sheet or will be properly accrued on the books and records of the Companies as of the Closing; (vii) no such plan has any unfunded liabilities which are not reflected on the Unaudited Balance Sheet or the books and records of the Companies.

                    (d) True and accurate copies of each Employee Benefit Plan of each of the Companies, together with all current trust agreements, the most recent annual reports on Form 5500, the most recent financial statements, the most recent actuarial reports, the most recent IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been furnished to Buyer. In the case of any unwritten Employee Benefit Plan, a written description of such plan has been furnished to Buyer. All amendments required to bring any Employee Benefit Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted within the applicable remedial amendment period. Seller has provided Buyer with a list of each actuary, attorney, and accountant who is currently providing professional services with respect to each Employee Benefit Plan of each of the Companies or the fiduciaries of each Employee Benefit Plan of the Company, as well as the location of all other records and the name of the individual responsible for such records with respect to each Employee Benefit Plan of each of the Companies.

                    (e) With respect to each Employee Benefit Plan of each of the Companies intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan does not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

                    (f) No Employee Benefit Plan obligates any Company to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as defined in Section 280G of the Code) and no individual shall accrue or receive any additional benefits, severance, payments or accelerated rights to payments of benefits or other compensation under any Employee Benefit Plan as a result of the actions contemplated by this Agreement.

                    (g) No Employee Benefit Plan provides medical or dental benefits for any current or former employees of any Company or any of its predecessors after termination of employment other than the rights that may be provided by law.

                    (h) Except as set forth on Schedule 3.15, there are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for any Company.

          3.16 Employee Conflicts. To the knowledge of the Sellers, no employee of any Company is in violation of any term of any employment contract, inventions disclosure agreement, confidentiality agreement, non-competition agreement or restrictive covenant to or with a former employer relating to the right of any such employee to be employed by any Company because of the nature of the business conducted or presently proposed to be conducted by the Companies or relating to the use of trade secrets or proprietary information of others.

          3.17 Intellectual Property. For the purposes of this Section 3.17, Company shall mean the Companies or any Subsidiaries.

          (a) Schedule 3.17(a) lists (i) all issued Patents, and all pending applications for Patents, owned by the Companies; (ii) all registered Trademarks, and all pending applications for Trademarks, owned by the Companies; (iii) all registered Copyrights, and all pending applications for Copyrights, owned by the Companies; and (iv) all Domain Names owned by the Companies.

          (b) Schedule 3.17(b) lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property of the Companies including (i) licenses by any Company to any person of any Intellectual Property; and (ii) all licenses by any other person to any of the Companies of any Intellectual Property (except with respect to generally available “off-the-shelf” software) (each a “License”). Each License identified in Schedule 3.17(b) is a valid and binding agreement enforceable in accordance with its terms. With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by any of the Companies, or to the knowledge of the Sellers, the other party thereto. There are no pending and, to the knowledge of the Sellers, no threatened claims with respect to any License. Except as identified on Schedule 3.17(b), no License contains any indemnity by any of the Companies in favor of a third party with respect to the Intellectual Property.

          (c) Each Company has good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary to permit such Company to conduct the Business from and after the Closing Date, in the same manner as it is being conducted as of the date hereof, and to the knowledge of the Sellers, as currently contemplated to be conducted by such Company. Neither the consummation of the transactions contemplated by this Agreement nor any Company’s performance hereunder will result in the diminution, license, transfer, termination or forfeiture of any Company’s rights in the Intellectual Property or Licenses. Except for

Intellectual Property owned by third parties, no person or entity other than the Companies have any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. All officers, employees and contractors of any of the Companies who have created Intellectual Property, have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to the applicable Company.

          (d) Except as disclosed in Schedule 3.17(d), no Company has been alleged to have, nor to the knowledge of the Sellers, has any Company, infringed upon, misappropriated or misused any Intellectual Property or other proprietary information of another person or entity. There are no pending, and to the knowledge of the Sellers, threatened claims or proceedings contesting or challenging the Intellectual Property, or any Company’s use of the Intellectual Property owned by another person or entity. To the knowledge of the Sellers, no third party, including any current or former employee or contractor of any Company, is infringing upon, misappropriating, or otherwise violating any Company’s rights to the Intellectual Property.

          (e) Patents:

          (i) All of the issued Patents and pending applications for Patents of each Company are currently in compliance with all legal requirements (including payment of filing, examination, and maintenance fees), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

          (ii) No Patent of any Company has been or is now involved in any infringement, interference, reissue or reexamination proceeding and, to the knowledge of the Sellers, no such action is threatened with respect to any of the Patents of any Company.

          (iii) No product manufactured or sold by any Company, nor any Patent of any Company, is alleged to infringe any patent or product of any person, and to the knowledge of the Sellers,no Patent of, or product manufactured or sold by any Company is infringed.

(iv) All products sold under the Patents have been marked with the proper patent notice.

(f) Trademarks:

          (i) All registered Trademarks, and pending applications for Trademarks with the United States Patent and Trademark Office (“PTO”) or any other country’s trademark office, of each Company are currently in compliance with all legal requirements (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

          (ii) No Trademark of any Company has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the knowledge of the Sellers, no such action is threatened with respect to any of the Trademarks of any Company.

          (iii) No Trademark of any Company is alleged to infringe any trade name, trademark or service mark of any other person or entity, and to the knowledge of the Sellers,no Trademark of any Company is infringed by any third party.

(iv) All products displaying a Trademark of any Company that has been registered with the PTO bear the proper federal registration notice.

(g) Copyrights:

          (i) All registered Copyrights and pending applications for Copyrights of any Company are currently in compliance with all legal requirements, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

          (ii) No Copyright of any Company has been or is now the subject of any invalidation or infringement Proceeding and, to the knowledge of the Sellers,no such action is threatened with respect to any Copyright of any Company.

(iii) No Copyright of any Company is alleged to infringe any copyright of any other person or entity, and to the knowledge of the Sellers,no Copyright of any Company is infringed.

(iv) All works encompassed by the Copyrights of any Company have been marked with the proper copyright notice.

(h) Domain Names:

          (i) All registered Domain Names of any Company are currently in compliance with all legal requirements and are not subject to any maintenance fees or taxes or action falling due within ninety (90) days after the Closing Date.

          (ii) No Domain Name of any Company has been or is now the subject of any dispute resolution or infringement Proceeding and, to the knowledge of the Sellers, no such action is threatened with respect to any Domain Name of any Company.

          (iii) No Domain Name of any Company is alleged to infringe the trademark or domain name of any other person or entity, and to the knowledge of the Sellers, no Domain Name of any Company is infringed by any third party.

          (i) Each Company has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and confidential Intellectual Property and information owned or used by such Company. To the knowledge of the Sellers, no Trade Secret or other confidential Intellectual Property or information of any Company has been disclosed or authorized to be disclosed to any person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects any Company’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property or information.

          (j) Schedule 3.17(j) contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in any Company’s products or websites, or used in the delivery of any Company’s services (the “Company Software”). Each Company owns full and unencumbered right and good, valid and marketable title or has valid licenses to the Company Software, and the Company Software owned by any Company is free and clear of all Encumbrances. No Company has incorporated any third party Intellectual Property into the Company Software not identified in Schedule 3.17(j). Except as identified in Schedule 3.17(j), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Company Software Programs.

          (k) Each Company employs commercially reasonable measures to ensure that the Company Software contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Company Software contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software to be erased, inoperable, impaired in performance or otherwise incapable of being used, either automatically or upon command by any person.

          (l) The Company Intellectual Property (including, to the knowledge of the Sellers, the Intellectual Property of third parties’ licensed to any of the Companies), is free and clear of any and all Encumbrances.

          (m) Each Company has implemented industry “best practices” to ensure the physical and electronic protection of its websites and information assets from unauthorized disclosure, use or modification. Other than as set forth in Schedule 3.17(m), there has been no breach of security involving any Company websites or information assets. All data which has been collected, stored, maintained or otherwise used by any Company has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines and industry standards. No Company has received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards.

          3.18 Tax Matters. Except as set forth on Schedule 3.18:

                    (a) All Tax Returns required to be filed prior to the date hereof with respect to each Company have been timely filed with the appropriate Governmental Authorities.

                    (b) Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects.

                    (c) All Taxes that have become due and payable on or before the Closing Date by or with respect to each Company have been paid, except for Taxes which are being contested in good faith, and for which adequate reserves have been established in accordance with GAAP.

                    (d) Each Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                    (e) With respect to each taxable period of each Company: (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Governmental Authority against such Company; (ii) such Company has not consented to extend the time in which any Taxes may be assessed or collected by any Governmental Authority; (iii) such Company has not requested or been granted an extension of the time for filing any Tax Returns; (iv) there is no action, suit, Governmental Authority proceeding, or audit or claim for refund now in progress, pending, or, to the knowledge of the Sellers, threatened against or with respect to such Company regarding Taxes; and (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of such Company.

                    (f) No Company will be required to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) ending after the Closing as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement,” as described in Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

                    (g) Except as set forth on Schedule 3.18, no Company has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (other than an affiliated group or Tax Return in which such Company was the common parent). Except as set forth on Schedule 3.18, no Company is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

                    (h) No claim has been made by a Governmental Authority in a jurisdiction where any Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

                    (i) Except as set forth on Schedule 3.18, true, correct and complete copies of all Tax Returns filed by or with respect to each Company for all taxable periods for which the statute of limitations has not expired have been furnished or made available to Buyer.

                    (j) No Company has participated in any “reportable transactions” or “listed transactions” as such terms are defined in Treasury Regulations Section 1.6011-4.

                    (k) No Company has in effect any election for federal income tax purposes under Section 108, 1017, 1033 or 4977 of the Code.

                    (l) None of the Sellers are nonresident aliens, foreign corporations, foreign partnerships, foreign estates or foreign trusts (as any of those terms is defined in the Code and Income Tax Regulations promulgated thereunder).

                    (m) Woodland (and any predecessor of such Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and Woodland will be an S corporation up to and including the Closing Date. Woodland shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Woodland’s assets (including the assets of any qualified subchapter S subsidiary) caused by the Section 338(h)(10) Election. Woodland has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Woodland’s Tax basis from the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

          3.19 Compliance with Laws. Except as set forth on Schedule 3.19, each Company is and has been in compliance in all material respects with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). To the knowledge of the Sellers, each Company’s employees and independent contractors, including sales agents, is and has been in compliance with all laws, regulations and orders applicable to them with respect to the business and operations of the Company (as conducted by it now and in the past). No Company has been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the knowledge of the Sellers, threatened. Each Company has timely filed all returns, reports, documents and information required, or requested by any Governmental Authority and all such returns, reports, documents and information were true, accurate and complete in all material respects as of the date made. No Company nor any of its Affiliates, employees or agents, has made any payment of funds in connection with the business of such Company which is prohibited by law, and no funds have been set aside by any Company to be used in connection with the business of any Company for any payment prohibited by law. No Company is subject to any decree or injunction which restricts the continued operation of its business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

          3.20 Licenses and Permits. Each Company possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Authorities necessary to enable it to continue to own, lease, operate and use its assets and properties (collectively, the “Permits”) for their respective business and operations, including with respect to the operation of each of the Leased Premises. Schedule 3.20 contains a true and complete list of all such Permits. All such Permits are valid and in full force and effect, the applicable Company is in full compliance with the respective requirements thereof, and no violations are or have been reported to any Company in respect of any such Permits and no proceeding is pending, or to the knowledge of the Sellers, threatened, to revoke or amend any of them. Each Company is in compliance in all material respects with the terms and any limitations of the Permits and with all material requirements, standards and procedures of the Governmental Authority that issued them. None of such Permits is or will be impaired or in any way adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          3.21 Environmental Matters. Each Company is and has at all times been in full compliance in all material respects with all Environmental Laws and no Company has received any written communication from any Person that alleges that it is not in compliance with applicable Environmental Laws.

          3.22 Insurance. Each Company is covered by valid, outstanding and enforceable policies of insurance covering its respective properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations, together with “key man” life insurance policies, if any (the “Insurance Policies”). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing, each of the Insurance Policies will be in full force and effect. Assuming all Required Consents have been obtained, none of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Each Company has complied in all material respects with the provisions of such Insurance Policies. Schedule 3.22 contains a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Buyer), and identifies the insurer, type of coverage and policy period for each policy. During the three-year period immediately prior to the date of this Agreement, no Company has made any claims under any of the Insurance Policies and none of them has suffered losses that would give rise to any such claims, for an amount in excess of Ten Thousand Dollars ($10,000) except as set forth on Schedule 3.22. No Company has failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

          3.23 Accounts Receivables. Any and all accounts receivable of any of the Companies, whether reflected in the Financial Statements or otherwise, represent sales actually made in the ordinary course of business. Any and all accounts receivables are, and, to the knowledge of the Sellers, shall be, collectible when due after reasonable collection efforts. Schedule 3.23 is a true, complete and correct list of all accounts receivables of each of the Companies as of the date hereof.

          3.24 Transactions with Affiliates; Management Relationships.

          (a) Except as set forth on Schedule 3.24(a), none of the Companies has, directly or indirectly, engaged in any transactions or financial or commercial arrangements (i) with any stockholder of any of the Companies, other than as a board member or pursuant to such Company’s financing activities or (ii) (except for employment arrangements with its employees) with any officer or director or, to the knowledge of the Sellers, with any of their respective Affiliates or relatives (each a “Related Party”). Except for (i) employment arrangements with its employees, (ii) its organizational documents, and (iii) applicable law, no Company has any obligation to or claim against any Related Party, and no Related Party has any obligation to or claim against any of the Companies. Schedule 3.24 describes the nature and extent of any products, services or benefits provided to each Company by any Related Party without a corresponding charge equal to the fair market value of such products, services or benefits.

          (b) No executive officer or director of any of the Companies owns any interest in any property or assets of any of the Companies (except as a stockholder of the Companies) and, to the knowledge of the Sellers, no executive officer of any of the Companies owns any interest in (i) any current competitor, customer or supplier of any of the Companies or (ii) any person that is currently a party to any material contract or agreement with any of the Companies, other than holdings of less than 1% of a class of a company’s publicly traded securities.

          3.25 Contracts. Schedule 3.25 sets forth a list of each Contract to which each Company is a party or by which it or its properties and assets are bound and which is material to the business, assets, properties or prospects of the Companies, taken as a whole (the “Material Contracts”), true, correct and complete copies (in the case of written Material Contracts) and summaries (in the case of oral Material Contracts) of which have been provided to Buyer. Each Loan Agreement, as defined below, is deemed to be a Material Contract and the amount outstanding under such Loan Agreement as of the most recent practicable date is set forth beside the name of such agreement on Schedule 3.25, along with the repayment schedule. Each Material Contract is a legal, valid and binding obligation of the applicable Company, enforceable against such Company and, to the knowledge of the Sellers, the other parties thereto, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. None of the Companies is bound by an agreement by which it owes any present or future royalties or other payments to third parties in respect of Intellectual Property in excess of $10,000. The copy of each written Material Contract or summary of each oral Material Contract furnished to Buyer is a true and complete copy of the document it purports to represent or summarize, as the case may be, and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 3.25 and except for any Required Consents that are not obtained, if any, prior to the date hereof, none of the Companies has violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and to the knowledge of Seller all of the covenants to be performed by any other party thereto have been fully performed, and there are no pending or threatened claims for breach or indemnification or notice of default or termination under any Material Contract. Except for any Required Consents that are not obtained, if any, prior to the date hereof, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by any Company under any Material Contract, and to the knowledge of Seller no such event has occurred which constitutes or would constitute a default by any other party. No Company is subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.

          As used in this Agreement, Material Contracts shall include, without limitation the following contracts which are material to a Company’s current or planned business and operations:

                    (a) agency agreements, general agency agreements or other agreements with insurance companies or other companies that sell financial products and services;

                    (b) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, letters of credit, commitment letters, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any Indebtedness (collectively, “Loan Agreements”);

                    (c) contracts obligating any Company to provide or purchase products or services for a period of one year or more;

                    (d) leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000);

                    (e) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor’s services, or letters of intent with respect to same;

                    (f) employment agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, and any other agreements relating to any employee, consultant, independent contractor, officer or director of any Company;

                    (g) licenses, assignments or transfers of Trademarks, trade names, service marks, Patents, Copyrights, Trade Secrets or Know How, or other agreements regarding proprietary rights or intellectual property;

                    (h) any Contract relating to pending capital expenditures by any Company;

                    (i) any non-competition agreements restricting any Company in any manner;

                    (j) all Contracts pursuant to which any Company is obligated to make to third parties any payments related to the Company Intellectual Property; and

                    (k) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by any Company and not otherwise disclosed on Schedule 3.25 calling for future payments by such Company exceeding Ten Thousand Dollars ($10,000).

                    Except as listed on Schedule 3.25, no Company is subject to any Contract, decree or injunction in which such Company is a party which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

          3.26 Customers and Suppliers. Schedule 3.26 sets forth (a) the ten (10) largest the customers of each Company, and (b) the ten largest suppliers of each Company, on the basis of cost of goods or services purchased, for the twelve (12) months ended October 31, 2008

(collectively, the “Customers and Suppliers”). No current customer or supplier of any of the Companies has, to the knowledge of the Sellers, threatened to terminate, cancel or otherwise adversely modify in any material respect its relationship with any of the Companies or to decrease materially or limit any of its products or services to any of the Companies or its usage or purchase of any of the services or products of any of the Companies for any reason within the past thirty-six (36) months. Except as set forth on Schedule 3.26, no Company offers or uses any current customer incentive programs, whether written or oral and whether or not deemed or considered to be legally enforceable, which involve the payment of rebates or issuance of credits by any of the Companies or the sharing of marketing expenses by any of the Companies.

          3.27 Records of the Companies. The copies of the organizational documents of each of the Companies which were provided to Buyer are true, accurate and complete in all material respects and reflect all amendments made through the date of this Agreement. The minute books for each of the Companies made available to Buyer for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the shareholder, directors, managers or members (and any committees thereof), as the case may be, of each of the Companies taken by written consent or at a meeting since incorporation. All material corporate actions taken by each of the Companies have been duly authorized or ratified. All accounts, books, ledgers and official and other records of each Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The ledgers of each Company, as previously made available to Buyer, contain accurate and complete records of all issuances, transfers and cancellations of equity securities of such Company.

          3.28 Certain Business Practices. No Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction or made any payment or entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

          3.29 Internal Controls. Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          3.30 Inventory. In each set of the Financial Statements, including any notes thereto, the Companies’ inventory has been valued in accordance with GAAP consistently applied and consists of items of quality useable and saleable in the normal course of the Companies’ business except for items of obsolete materials and materials of below standard quality, all of which have been written down to realizable market value or for which adequate reserves have been provided in the Unaudited Balance Sheet.

          3.31 Bank Accounts; Business Locations. Schedule 3.31 sets forth all accounts of each Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account, and the locations of all safe deposit boxes of each Company and the names of all persons authorized to have access to such safe deposit boxes. As of the date hereof, no Company has any office or place of business other than as identified on Schedule 3.11 and each Company’s principal places of business and chief executive offices are indicated on Schedule 3.11, and, except for equipment leased to customers in the ordinary course of business, all locations where the equipment, inventory, chattel paper and books and records of the Companies are located as of the date hereof are fully identified on Schedule 3.11.

          3.32 No Commissions. Except for the obligations of Woodland and Timmer owed to Cardinal Points, neither none of the Companies nor any Affiliate of any of the Companies has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

          3.33 Accuracy of Information Furnished by the Companies. No representation or warranty by any of the Companies contained in this Agreement, nor any statement or certificate furnished by any of the Companies to Buyer or its representatives in connection herewith or pursuant hereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein not misleading. The Companies have provided Buyer with true, accurate and complete copies of all documents listed or described in the various schedules attached hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

          As a material inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and CornerWorld make the following representations and warranties to the Sellers and to the Companies:

          4.1 Corporate Status.

                    (a) CornerWorld is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada and in good standing with the office of the Secretary of State for the State of Nevada and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. CornerWorld is legally qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its properties and the conduct of its business requires such qualification. CornerWorld has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business.

There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the CornerWorld.

                    (b) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is legally qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its properties and the conduct of its business requires such qualification. Buyer has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer.

          4.2 Corporate Power and Authority. CornerWorld and Buyer have the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.CornerWorld and Buyer have taken all action necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

          4.3 Enforceability. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by CornerWorld and Buyer, as the case may be, and constitute the legal, valid and binding obligation of CornerWorld and Buyer, as the case may be, enforceable against CornerWorld or Buyer, as applicable, in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

          4.4 No Violation.The execution and delivery of this Agreement and the other Transaction Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) contravene any provision of the organizational documents of Buyer, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Buyer, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Buyer, (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person or (vi) permit any Governmental Authority to impose any restriction or limitation of any kind, character, or nature whatsoever on any of the Companies or any property or asset owned or used by any of the Companies.

          4.5 Capitalization.

                    (a) Immediately prior to Closing, the authorized capital of CornerWorld consists of 250,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value, of which 46,998,317 shares of CornerWorld Common Stock, and no shares of preferred stock, are issued and outstanding. Immediately following the Closing, and all other transactions contemplated hereby, 64,498,317 shares of CornerWorld Common Stock will be issued and outstanding and no shares of preferred stock will be outstanding.

                    (b) All of the issued and outstanding equity securities of CornerWorld (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the equity securities of CornerWorld and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 4.5(b), there are no outstanding or authorized rights, notes, debentures, bonds, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require CornerWorld to issue or sell any equity securities (or securities convertible into or exchangeable for equity securities). Except as set forth on Schedule 4.5(b), there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to CornerWorld. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the debt or equity securities of CornerWorld. CornerWorld is not obligated to redeem or otherwise acquire any of its outstanding equity securities.

                    (c) All of the Consideration Shares when delivered in consideration for the Shares will be duly authorized, validly issued, fully paid and non-assessable.

          4.6 No Commissions. Except for the obligations of CornerWorld owed to Oberon Securities, LLC, neither Buyer nor any of its Affiliates has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

ARTICLE V

CERTAIN ADDITIONAL AGREEMENTS

          5.1 Further Assurances; Compliance with Covenants. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Article VII and VIII.

          5.2 Other Actions. Each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with any of the Companies as are necessary for the consummation of the transactions contemplated hereby. Each of the parties agrees to cooperate with the others in the preparation and filing of, and the provision of information for, all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or any regulatory authority, in connection with the transactions contemplated by this Agreement, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. The parties also agree to use reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

          5.3 Notification of Certain Matters. Each of the parties hereto shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty of such party contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied, in all cases in any material respect.

          5.4 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents or representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior written consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties.

          5.5 Consents.

                    (a) Prior to the Closing, Seller shall have obtained or caused the Companies to obtain and receive or cause the Companies to receive the Required Consents and waivers of rights to terminate or modify any rights or obligations of any of the Companies from any Person(s) from whom such consent or waiver is required under any Contract to which any of the Companies is bound (including the Real Property Leases), or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

                    (b) Prior to the Closing, Buyer shall have obtained and received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of Buyer from any Person(s) from whom such consent or waiver is required under any contract to which Buyer is bound, or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such contracts, either by the terms thereof or as a matter of law.

ARTICLE VI

COVENANTS

          6.1 Stock Retention Program. Following the Closing, CornerWorld or Buyer, as applicable, will conduct a review of the employees of each of the Companies and consider the implementation of a stock retention program for key employees of each of the Companies.

          6.2 Board Matters of CornerWorld.

                    (a) As soon as practicable following the Closing, Timmer shall be appointed as a member of the board of directors of CornerWorld (the “CornerWorld Board”). As a member of the CornerWorld Board, Timmer shall be entitled to receive compensation equal to that of all other CornerWorld Board members.

                    (b) The CornerWorld Board shall at no time have more than five (5) members, except as otherwise consented to by Timmer.

                    (c) So long as the Timmer Purchase Money Note and the Debenture are outstanding, CornerWorld shall not issue additional shares of CornerWorld Common Stock without the approval of sixty-five (65%) of the CornerWorld Board.

          6.3 Transfer and Conveyance Taxes. The Sellers on the one hand and Buyer on the other hand shall each be liable for and pay 50% of all applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated in this Agreement.

          6.4 Capital Gains Rate. In the event the federal income tax rate on capital gains is increased within nine (9) months after the date of this Agreement (an “Increased Rate”), and such increase is applied retroactively to a date prior to or including the date of this Agreement, Buyer shall pay as additional Purchase Price an amount equal to (i) the difference between the Increased Rate and the federal income tax rate on capital gains in effect on the date of this Agreement, multiplied by (ii) the amounts described in Section 1.2(a)(i), (ii), (vi), (vii), (viii) and (ix) to the extent such amounts are subject to the federal income tax on capital gains.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

          The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Buyer:

          7.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Sellers and the Companies contained in this Agreement and the other Transaction Documents shall be true and correct, in all material respects, at and as of the Closing Date with the same force and effect as though made at and as of that time except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and except for any representations and warranties which are qualified by their terms as to materiality, which shall be true and correct in all respects. Each Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Each Seller shall have delivered to Buyer a duly authorized certificate, dated as of the Closing Date, certifying that the conditions specified in this Section 7.1 have been satisfied.

          7.2 Corporate Certificates. Each Company shall have delivered to Buyer (i) copies of the organizational documents of such Company as in effect immediately prior to the Closing Date and (ii) copies of resolutions adopted by the board of directors, managers or members of such Company, as applicable, authorizing the transactions contemplated by this Agreement, certified as being true, correct and complete as of the Closing Date by the Secretary of such Company. HCC shall have delivered to Buyer (x) copies of the organizational documents of HCC as in effect immediately prior to the Closing Date, (y) resolutions of the directors of HCC authorizing the transactions contemplated by this Agreement and (z) a certificate regarding the incumbency of the Person(s) executing this Agreement and the other Transaction Documents, certified as being true, correct and complete as of the Closing Date by an officer of HCC.

          7.3 Delivery of the Shares. At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer stock or unit certificates, as applicable, representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

          7.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the reasonable judgment of Buyer, would impose any condition on any of the Companies or Buyer which would be materially burdensome to any of the Companies or Buyer or would materially increase the costs incurred or that will be incurred by Buyer as a result of consummating the transactions contemplated hereby.

          7.5 No Order or Injunction. No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

          7.6 Opinion of Counsel to the Sellers. Buyer shall have received an opinion (i) of Cunningham Dalman, P.C., counsel to the Sellers, the form of which is attached as Exhibit E.

          7.7 Good Standing Certificates. Certificates of the Secretaries of State (or other applicable office) in which each of the Companies are organized, dated as of a date not more than thirty (30) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent tax status of such Person.

          7.8 Required Consents. The Companies shall have received each of the Required Consents and have delivered to Buyer executed copies thereof.

          7.9 Ancillary Agreements. The Employment Agreement, Termination and Surrender of Leases, the Lease Agreement and the Unit Purchase Agreement shall have been entered into by the parties thereto.

          7.10 Transaction Documents. Each Seller shall have executed and delivered the Transaction Documents to which it is a party, and such other closing documents necessary to consummate the transactions contemplated hereby as Buyer or its counsel shall reasonably request.

          7.11 Tax Certificate. Timmer shall have executed a certification of non-foreign status substantially in the form and to the effect of Exhibit F-1 attached hereto and HCC shall have executed a certification of non-foreign status substantially in the form and to the effect of Exhibit F-2 attached hereto (collectively, the “FIRPTA Certificates”).

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SELLER

          The obligations of Seller to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Seller:

          8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer contained in this Agreement shall be true and correct, in all material respects, as of the Closing Date with the same force and effect as though made at and as of that time except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and except for any representations and warranties which are qualified by their terms as to materiality, which shall be true and correct in all respects. Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing. Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date, and signed by an officer, certifying that the conditions specified in this Section 8.1 have been satisfied.

          8.2 Corporate Certificate. Buyer shall have delivered to the Sellers (i) copies of the certificate of formation and operating agreement or other organizational documents of Buyer as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the managers or the members of Buyer authorizing the transactions contemplated by this Agreement, and (iii) a certificate regarding the incumbency of the Person(s) executing this Agreement and the other Transaction Documents on behalf of Buyer, certified as of the Closing Date by the Secretary or similar officer of Buyer as being true, correct and complete.

          8.3 Delivery of Purchase Price. (a) At the Closing, in accordance with Section 1.2 hereof, the Sellers shall have received the Cash Purchase Price, the Timmer Purchase Money Note, the Debenture, the Timmer 31,450,000 Warrant, and the Timmer 2,750,000 Warrant, as applicable, except that the amount of the Timmer Cash Purchase Price shall be reduced by the amount of the Lazor Fee (as defined in Section 8.8 below) and such amount shall be paid directly to Peter Lazor in accordance with such Section 8.8 and (b) as promptly as practicable after the Closing, CornerWorld shall cause its transfer agent to issue certificates representing the Consideration Shares to the Sellers.

          8.4 No Order or Injunction. No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

          8.5 No Adverse Litigation.There shall not be pending any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereby, and which, in the reasonable judgment of the Sellers, would materially increase the costs incurred or that will be incurred by the Sellers as a result of consummating the transactions contemplated hereby.

          8.6 Ancillary Agreements. The Employment Agreement, the Lease Agreement, the Unit Purchase Agreement, the Earn-Out Agreement, the Pledge and Security Agreements (as defined in the Debenture) and the Guaranty (as defined in the Debenture) shall have been entered into by the parties thereto.

          8.7 Transaction Documents. CornerWorld and Buyer shall have executed and delivered the Transaction Documents to which it is a party, and such other closing documents necessary to consummate the transactions contemplated hereby as the Sellers or their counsel shall reasonably request.

          8.8 Lazor Fee. CornerWorld shall have delivered to Peter Lazor an amount, in cash, equal to $115,222.50 (the “Lazor Fee”), in consideration of services rendered to Timmer, which amount shall, at the direction of Timmer, be deducted from the Timmer Cash Purchase Price, by wire transfer of immediately available funds to the account designated on Schedule I hereto.

ARTICLE IX

INDEMNIFICATION

          9.1 Agreement by the Sellers to Indemnify for Breaches of Representations and Warranties.

                    (a) Each Seller, jointly and severally, agrees to indemnify and hold Buyer and its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article IX, “Buyer Indemnitees”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) arising out of or resulting from:

(i) any breach of a representation, warranty or certification made by such Seller in this Agreement, or in any other document or certificate delivered pursuant to this Agreement;

(ii) any breach of the covenants or agreements made by such Seller or any of the Companies in this Agreement, or in any other document or certificate delivered pursuant to this Agreement;

(iii) the failure by such Seller to transfer and convey all of the Shares to Buyer free and clear of any Liens;

(iv) Pre-Closing Taxes; or

(v) the allocation of the Purchase Price among the Sellers;

provided, however, that to the extent that the subject matter of any breach of a representation, warranty or certification made by the Seller pertains solely to the Companies, HCC shall not be liable pursuant to this Section 9.1 for any expenses, losses, costs, deficiencies, liabilities and damages arising out of or resulting therefrom (collectively and together with those expenses, losses, costs, deficiencies, liabilities and damages described in this Section 9.1, the “Buyer Indemnifiable Damages”).

                     (b) Without limiting the generality of the foregoing, with respect to the measurement of Buyer Indemnifiable Damages, the applicable Buyer Indemnitee(s) shall have the right to be put in the same post-tax consolidated financial position as it would have been in had each of the representations and warranties of the Sellers hereunder been true and correct and had the covenants and agreements of the Sellers hereunder been performed in full.

          9.2 Agreement by Buyer to Indemnify.Buyer agrees to indemnify and hold the Sellers and the Companies and each of their respective officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article IX, “Seller Indemnitees”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) arising out of or resulting from:

(i) any breach of a representation,warranty or certification made by Buyer in Article IV of this Agreement, or in any other document or certificate delivered pursuant to this Agreement; or

(ii) any breach of the covenants or agreements made by Buyer in this Agreement, or in any other document or certificate delivered pursuant to this Agreement; (collectively, “Seller Indemnifiable Damages” and together with the Buyer Indemnifiable Damages, the “Indemnifiable Damages”).

          Without limiting the generality of the foregoing, with respect to the measurement of Seller Indemnifiable Damages, the applicable Seller Indemnitee(s) shall have the right to be put in the same post-tax consolidated financial position as it would have been in had each of the representations and warranties of Buyer hereunder been true and correct and had the covenants and agreements of Buyer hereunder been performed in full.

          9.3 Survival of Representations, Warranties and Covenants. Each of the representations, warranties, covenants and agreements made by the parties hereto in this

Agreement or pursuant hereto shall survive after the Closing for a period of twenty-four (24) months, except that the representations and warranties made by the Companies in Sections 2.3, 3.12, 3.15, 3.17, 3.18 and 3.21 shall survive until all applicable statutes of limitations, including any tolling agreements and extensions, have expired and that any representations or warranties made fraudulently or with the intent to defraud or mislead, shall continue in full force and effect forever and that any covenants that terminate on specific dates prior to the end of such twenty-four (24) month period shall expire on such date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Notwithstanding anything contained herein to the contrary, covenants, agreements, obligations and other provisions in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall be governed by the survival provisions with respect to such specific provisions. If written notice of a claim has been given and received before the expiration of the applicable survival period, the relevant representations and warranties (and corresponding indemnity obligation) shall survive as to such claim until it has been finally resolved; provided, however, that to the extent the indemnity obligation would otherwise terminate, it shall survive only with respect to the amount subject to such claim and shall terminate with respect to any amount in excess of such claim. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.”

          9.4 Notice and Defense of Third Party Claims.The obligations and liabilities of an Indemnifying Person (as defined herein) with respect to Indemnifiable Damages resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below.

          (a) The Indemnified Persons (as defined herein) shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Indemnifiable Damages by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are actually prejudiced or damaged in any material respect by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto.

          (b) If the Indemnifying Persons shall acknowledge, in a writing delivered to the Indemnified Persons, that the Indemnifying Persons are obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of such Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of such

Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief; (ii) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons; (iii) such action or Proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons; or (iv) the Indemnifying Persons shall not have assumed the defense of such Third Party Claim in a timely fashion.

          (c) If the Indemnifying Persons elect to assume the defense of any such Third Party Claim (under circumstances in which the proviso in Section 9.4(b) is not applicable), the Indemnifying Persons shall consult with Indemnified Persons and the Indemnified Persons may participate in such defense, but in such case the expenses of Indemnified Persons shall be paid by Indemnified Persons. If the Indemnifying Persons fail to defend a Third Party Claim, are otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Persons fail to prosecute or withdraw from such defense, the Indemnified Persons shall have the right to undertake the defense or settlement thereof, at the Indemnifying Persons’ expense. If Indemnified Persons assume the defense of any such Third Party Claim in accordance with the terms hereof and propose to settle such Third Party Claim prior to a final judgment thereon, then Indemnified Persons shall give the Indemnifying Persons prompt written notice thereof, and the Indemnified Persons may not settle such Third Party Claim without the written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

          (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed, unless such settlement provides for a full release from liability of Indemnified Persons.

          (e) For purposes of this Agreement, “Indemnified Persons” means Buyer Indemnitees and Seller Indemnitees, as the case may be, and “Indemnifying Persons” means persons required to provide indemnification with respect to Indemnifiable Damages under this Article IX.

          9.5 Limitations upon Indemnification.

                    (a) No Indemnifying Person shall have any liability for any Indemnifiable Damages for breaches of representations and warranties unless and until the aggregate amount of such Indemnifiable Damages exceeds fifty thousand dollars ($50,000) (the “Indemnification Threshold”), in which case the indemnifying party shall be liable to the extent that the aggregate Indemnifiable Damages exceed the Indemnification Threshold. Materiality qualifications shall not be taken into account in determining the magnitude of Indemnifiable Damages for purposes of calculating the Indemnification Threshold.

                    (b) Notwithstanding anything provided in this Agreement to the contrary, (i) the Indemnification Threshold shall not apply with respect to, and Buyer Indemnitees and/or

Seller Indemnitees, as applicable, shall be entitled to the full amount of any Indemnifiable Damages resulting from, any intentional breach of a representation or warranty or fraud and (ii) the Indemnification Threshold shall not limit the Buyer’s right to Indemnifiable Damages arising from or in connection with Pre-Closing Taxes or Sellers’ obligation under Section 10.6 of this Agreement.

                    (c) The amount of the liability of any Indemnifying Person shall be determined taking into account any applicable insurance proceeds received by the Indemnified Person.

          9.6 Assertion and Payment of Claims.

                    (a) No claim shall be brought under this Article IX unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (ii) written notice pursuant to Section 9.5 of any Third Party Claim, the existence of which would give rise to such a claim (each, an “Indemnification Demand”). Within ten (10) Business Days of the receipt of any Indemnification Demand, the Indemnifying Persons shall pay all or any portion of the claims identified in the Indemnification Demand which such Indemnifying Persons do not dispute in good faith. In the event that the Indemnified Person are not paid the full amount of the claims identified in the Indemnification Demand with ten (10) Business Days of the receipt of any Indemnification Demand or any portion thereof or are otherwise informed by the Indemnifying Persons that the Indemnifying Persons dispute all or any portion of the claims identified in the Indemnification Demand, the Indemnified Persons, or any of them, shall have the right to commence Proceedings for the enforcement of their rights under this Article IX with respect to the claims identified in a Indemnification Demand, provided, however, that no Indemnifying Persons shall be required to pay the amount of any such claim for indemnification pursuant to this Article IX that is disputed in good faith by such Indemnifying Persons until the final adjudication of the relevant Proceedings.

                    (b) Upon a determination of Indemnifiable Damages in connection with and in accordance this Article IX, the Indemnifying Persons shall pay the Indemnified Persons the amount so determined within ten (10) Business Days after the date of determination in accordance with terms of this Article IX, provided that in the event that Timmer shall have any liability to Buyer for any Indemnifiable Damages, Buyer may elect to satisfy the payment of such Indemnifiable Damages through set-off against (i) any amounts which remain unpaid pursuant to the Note issued by Buyer to Timmer pursuant to Section 1.2 hereof and (ii) any amounts owed to Timmer pursuant to the Earn-Out Agreement.

                    (c) Subject to the limitations in Section 9.5 hereof, any obligation of the Sellers to pay Buyer Indemnifiable Damages to Indemnified Persons shall be satisfied from each of the Sellers, in proportion to amount of the Purchase Price received by each Seller.

ARTICLE X

TAX MATTERS

          10.1 The Sellers shall prepare or cause to be prepared the Tax Returns of each Company for all taxable periods ending on or before the Closing date that are due (taking into account valid extensions of time to file) after the date of this Agreement. Sellers shall cause Ranger to make an election under Section 754 of the Code by filing a statement of election in the appropriate form with Ranger’s Tax Return for the year ending with the date of the acquisition. All such Tax Returns shall be completed in accordance with past practice to the extent permitted by applicable law. The Sellers shall provide a copy of any such Tax Return to the Buyer at least ten (10) days before the date on which such Tax Return is due to be filed (including valid extensions of time to file).

          10.2 The Sellers shall be responsible for and shall pay all Taxes with respect to the ownership of the Shares for all periods ending on or before the Closing Date, and the Buyer shall be responsible for and shall pay all Taxes with respect to ownership of the Shares for all periods beginning after the Closing Date.

          10.3 The Buyer shall prepare and file or cause to be prepared and filed on a timely basis all Tax Returns of each Company with respect to taxable periods that begin after the Closing Date and with respect to Straddle Periods. Sellers shall reimburse the Buyer for any Taxes shown as due and owing on any such Tax Return that are attributable to the pre-Closing portion of any Straddle Period upon written request for reimbursement to the Seller.

          10.4 The amount of income, sales and use, employment and withholding Taxes attributable to any pre-Closing period included in a Straddle Period shall be determined to the extent possible by closing the books of each Company as of the close of business on the Closing Date and otherwise shall be apportioned on a per diem basis.

          10.5 The Buyer and the Sellers shall each: (a) cooperate in the preparation of any Tax Returns which the other is responsible for preparing and filing; (b) cooperate fully in preparing for any audits of, or disputes with, taxing authorities regarding any Taxes relating to each Company or with respect to the Shares; (c) make available to the other and to any Governmental Authority, as reasonable requested, all information, records, and documents with respect to Taxes relating to each Company or the Shares; and (d) furnish the other with copies of all correspondence received from any Governmental Authority in connection with any audit or information request with respect to Taxes relating to each Company or the Shares.

          10.6 Section 338(h)(10) Election.

                    (a) Timmer will join with Buyer in making an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder, and any corresponding or similar elections under state or local Tax Law (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares. Timmer and Buyer will report, in connection with the determination of income, franchise or other Taxes measured by net income, the transaction that is the subject of this Agreement in a manner consistent with the Section 338(h)(10) Election.

                    (b) Buyer will be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election and shall provide a copy thereof to Timmer. No later than 45 days after the Closing Date, Timmer will execute and deliver to Buyer such documents or forms as are reasonably requested and are required of a seller by any tax laws to complete properly the Section 338(h)(10) Election, including two copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations.

                    (c) Not less than thirty (30) days prior to the date the forms required under Section 338(h)(10) of the Code are required to be filed, Buyer will provide Timmer with a valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and the liabilities and obligations acquired consistent with the allocation pursuant to Section 1.2(b) hereof. Buyer and Timmer will file, and will cause their respective Affiliates to file, all Tax Returns and statements, including without limitation Form 8883, forms and schedules in connection therewith in a manner consistent with such valuation and will take no position contrary thereto unless required to do so by applicable tax laws.

                    (d) At Buyer’s request, Timmer will make any election similar to a Section 338(h)(10) Election which is optional under any state or local law, and will cooperate and join in any election made by Woodland, Buyer or its Affiliates to effect such an election so as to treat the transaction effected by this Agreement as a sale of assets for state and local income Tax purposes.

ARTICLE XI

DEFINITIONS

          11.1 Defined Terms. As used herein, the following terms shall have the following meanings:

          “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

          “Business Day” means a day other than Saturday, Sunday or any day on which banks in New York, New York are authorized or obligated to close.

          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

          “Closing Working Capital” means (x) the sum of the Companies’ accounts receivable, net of applicable reserves, inventory, net of applicable reserves, cash, cash equivalents, marketable securities, prepaid expenses and other current assets, less (y) current liabilities, determined in accordance with GAAP.

          “Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, agency agreement, covenant, employment agreement, license, instrument, purchase and sales order, application, commitment, undertaking, obligation, whether written or oral, express or implied.

          “Encumbrances” means any lien (other than mechanics’ liens), pledge, hypothecation, claim (other than infringement), charge, mortgage, security interest, encumbrance, prior assignment, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

          “Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Companies conduct business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq. (collectively “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. §136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. §11001, et seq. (Title III of SARA) (“EPCRA”); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”).

          “GAAP” means generally accepted accounting principles in effect in the United States of America.

          “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          “Indebtedness” of any entity means all obligations of such entity (i) which in accordance with GAAP should be classified upon a balance sheet of such entity as indebtedness, including without limitation commissions payable, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, guaranties, letters of credit, or deferred purchase price, (iii) secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, or (v) for remaining payments under any leases (including, but not limited to, equipment leases, operating leases and capital leases), or rental purchase options, in each case including, without limitation, accrued and unpaid interest, and prepayment or early termination payments or penalties associated with any of the foregoing items (i) through (v) whether mandatory or optional.

          “Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by any of the Companies, or that has been used in the business of any Company, or in any product, service, technology or process currently or formerly offered by any Company, or currently under development by any Company, including:

(i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);

(ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions, as defined below, and subject matter related to such patents, in any and all forms (“Patents”);

(iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”);

(iv) all domain name registrations (“Domain Names”);

(v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing (“Trade Secrets”);

(vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable (“Inventions”);

(vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of any Company (“Know How”);

(viii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (“Software”);

(ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

(x) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

          “knowledge” means (a) with respect to each Company, the actual knowledge of Timmer, and (b) with respect to any other Person, the actual knowledge of such Person.

           “Lease Agreement” means that certain Lease Agreement, dated the date hereof, by and between Buyer and Sol Danzer Enterprises, LLC, a Michigan limited liability company.

          “License Agreement” means that certain License Agreement, dated the date hereof, by and between T2 Communications and FTTP, LLC.

          “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of refusal, preemptive right, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge) other than Permitted Liens.

          “Material Adverse Effect” means, with respect to any Person, a change (or effect) with respect to the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects for any of the foregoing which change (or effect), individually or in the aggregate, is or reasonably is expected to be materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects for any of the foregoing, other than any such change (or effect) that results or arises from or relates to (a) changes in general economic or market conditions or prevailing interest rates, (b) changes, circumstances or effects generally affecting the business or industry in which such party operates that do not have a disproportionate adverse impact on such entity, (c) changes in applicable accounting principles or rules, or (d) changes in generally applicable laws, regulations or interpretations, with respect to each of (a) through (d) above, to the extent that such changes, circumstances or effects do not have a disproportionate adverse impact on such Person.

           “Permitted Liens” shall mean (i) any Lien for Taxes which are not yet due and which have been reserved for on the Companies’ Financial Statements; (ii) any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s or similar statutory Lien; (iii) any interest of a governmental agency or instrumentality in any lawfully made pledge or deposit under workers’ compensation, unemployment insurance or other social security statutes; (iv) the interests of lessors and licensors with regard to leased or licensed property and/or (v) encumbrances in the nature of zoning restrictions, easements, imperfections in title, rights or restrictions of record on the uses of real property if the same do not materially detract from the value of the interest of the Company encumbered thereby or impair the use of such property in the Business as presently conducted.

          “Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          “Pre-Closing Taxes” means Taxes attributable to taxable periods ending on or before the Closing Date, including any liability the Buyer may incur under Mich. Comp. Laws Section 205.27(a)(1). For purposes of this definition, the Closing Date shall be treated as the last day of a taxable period whether or not the taxable period in fact ends on the Closing Date.

          “Proceedings” means actions, suits, claims, reviews, and investigations and legal, administrative or arbitration proceedings.

          “Pro Rata Interest” means, with respect to Timmer, ninety six percent (96%) and with respect to HCC, four percent (4%).

          “Purchase Price” means the purchase price for the Shares as set forth in Section 1.2.

          “Straddle Period” means any taxable period beginning before and ending after the Closing Date.

          “Tax Return” means any return, declaration, report, claim for refund, filing or information return or statement required to be filed in connection with or with respect to any Taxes.

          “Taxes” means all taxes, fees or other assessments of any kind imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Taxes” includes without limitation all add-on minimum, alternative minimum, capital stock, customs duties, documentary, disability, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, export, franchise, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, profits, real property, registration, sales, severance, social security (or similar), stamp, transfer, unemployment, disability, use, value added, windfall profit and withholding taxes and duties. “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

          “Transaction Documents” means this Agreement, the Timmer Purchase Money Note, the Debenture, the Earn-Out Agreement, the Employment Agreement, the License Agreement, the Lease Agreement, the Unit Purchase Agreement, the FIRPTA Certificates, the Timmer 31,450,000 Warrant, the Timmer 2,750,000 Warrant, the Pledge and Security Agreements (as defined in the Debenture, except for the pledge and security agreement to be entered into upon the consummation of the transactions contemplated by the Unit Purchase Agreement) and the Guaranty (as defined in the Debenture) and any agreements, certificates, or other writings furnished, executed or delivered in connection with the transactions contemplated hereby.

          “Treasury Regulations” mean the regulations promulgated by the United States Treasury Department under the Code.

          “Termination and Surrender of Leases” means, collectively, (i) the Termination and Surrender of Leases, dated the date hereof, by and between Sol Danzar Enterprises, LLC, as landlord, and Woodland, Ranger, T2 TV and T2 Communications, as tenants and (ii) the Termination and Surrender of Leases, dated the date hereof, by and between WMCLS, as landlord, and T² TV, LLC and T2 Communications, as tenants, in each case in the form agreed to by the parties hereto.

          11.2 In addition to the terms defined above, the following terms are defined in the section of this Agreement so designated:

Term	Section

Acceptance Period	1.3(c)
Agreement	Preamble
Assets	3.12
Audited Financial Statements	3.7
Business	Recitals
Buyer	Preamble
Buyer Indemnifiable Damages	9.1(a)(5)
Buyer Indemnitees	9.19(a)
Cash Purchase Price	1.2(a)
Closing	1.4
Closing Date	1.4
Company	Preamble
Company Software	3.17(l)
Consideration Shares	1.2(a)
CornerWorld	Preamble
CornerWorld Board	6.2(a)
CornerWorld Common Stock	1.2(a)
Customers and Suppliers	3.26
Debenture	1.2(a)
Dispute Item	1.3(c)
Dispute Notice	1.3(c)
Earn-Out Agreement	Recitals
Earn-Out Payment	1.2(a)
Employee Benefit Plans	3.15(a)

Employment Agreement	Recitals
ERISA	3.15(a)
Estimated Working Capital	1.3(a)
Financial Statements	3.7
FIRPTA Certificates	7.11
HCC	Preamble
HCC Cash Purchase Price	1.2(a)
HCC Consideration Shares	1.2(a)
HCC Ranger Interests	Recitals
Increased Rate	6.4
Indemnifiable Damages	9.2(iii)
Indemnification Demand	9.6(a)
Indemnification Threshold	9.5(a)
Indemnified Persons	9.4(e)
Indemnifying Person	9.4(e)
Insurance Policies	3.22
Interim Financial Statements	3.7
Lazor Fee	8.8
Leased Premises	3.11
License	3.17(b)
Loan Agreements	3.25(b)
Material Assets	3.12
Material Contracts	3.25
Membership Interests	Recitals
Negotiating Period	1.3(c)
Neutral Accounting Firm	1.3(d)
Permits	3.20
Post-Closing Statement	1.3(b)
PTO	3.17(f)
Ranger	Preamble
Real Property Leases	3.11
Related Party	3.24(a)
Required Consents	3.13
Seller Indemnifiable Damages	9.2(ii)
Seller Indemnitees	9.2
Seller(s)	Preamble
Shares	Recitals
Subsidiaries	3.2(a)
Survival Date	9.3
T2 Communications	Recitals
T2 TV	Preamble
Third Party Claim	9.4
Timmer	Preamble
Timmer 31,450,000 Warrant	1.2(a)
Timmer Cash Purchase Price	1.2(a)
Timmer Consideration Shares	1.2(a)

Timmer Purchase Money Note	1.2(a)
Timmer Shares	Recitals
Timmer 2,750,000 Warrant	1.2(a)
Unaudited Balance Sheet	3.7
Unit Purchase Agreement	Recitals
WMCLS	Preamble
Woodland	Preamble
Woodland Common Stock	Recitals

          11.3 Other Definitional Provisions. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE XII

GENERAL PROVISIONS

          12.1 Notices. All notices, requests, demands, claims, and other communications under the Transaction Documents shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

(a)	if to Buyer:

c/o CornerWorld Corporation
12222 Merit Drive, Suite 120
Dallas, TX 75251
Attn: Scott Beck, Chief Executive Officer
Telephone: (469) 828-4277
Telecopy: (972) 404-4056

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Attn: Scott Rosenblum, Esq.
Telephone: (212) 715-9182
Telecopy: (212) 715-8000

(b)	if to Sellers:

[Intentionally Omitted]

with a copy to:

Cunningham Dalman, P.C.
321 Settlers Rd.
Holland, MI 49423
Attn: Jeffrey K. Helder, Esq.
Telephone: (616) 392-1821
Telecopy: (616) 392-4769

          Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

          12.2 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The exhibits and schedules constitute a part hereof as though set forth in full above. Except for persons expressly stated herein to be indemnitees or as otherwise expressly stated herein, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

          12.3 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

          12.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. The rights and obligations of this Agreement may not be assigned by Buyer without the prior written consent of Seller except to a wholly-owned direct or indirect subsidiary of Buyer. The rights and obligations of this Agreement may not be assigned by Seller without the prior written consent of Buyer.

          12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

          12.6 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

          12.7 Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself or unless a reasonable person would deem such listing or inclusion adequate to disclose such exception).

          12.8 Governing Law; Severability. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts executed and to be wholly performed within such State. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

          12.9 Waiver of Jury Trial. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT (STATUTORY, CONSTITUTIONAL, COMMON LAW OR OTHERWISE) IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE OTHER PARTIES’ RIGHT TO TRIAL BY JURY. NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

Sellers:
/s/ Ned B. Timmer

Ned B. Timmer

HCC FOUNDATION, INC.

By:	/s/ Ned B. Timmer

Name: Ned B. Timmer
Title: President

Buyer:

WOODLAND HOLDINGS CORP.

By:	/s/ Scott Beck

Name: Scott Beck
Title: Chairman and Chief Executive Officer

CORNERWORLD CORPORATION

By:	/s/ Scott Beck

Name: Scott Beck
Title: Chairman and Chief Executive Officer

Signature Page to Stock Purchase Agreement

Exhibit A

FORM OF DEBENTURE

Exhibit B

FORM OF TIMMER PURCHASE MONEY NOTE

Exhibit C

FORM OF TIMMER 31,450,000 WARRANT

Exhibit D

FORM OF TIMMER 2,750,000 WARRANT

Exhibit E

OPINION OF COUNSEL TO THE SELLERS

Exhibit F-1

FIRPTA CERTIFICATION

Exhibit F-2

FIRPTA CERTIFICATION